CASTLE BRANDS INC.
122 East 42nd Street
Suite 4700
New York, NY 10168

January 24, 2014

Mr. John Glover

Dear John:

This letter agreement constitutes an amendment to the Employment Agreement dated as of January 24, 2008, as previously amended (the “Agreement”), between Castle Brands Inc. (the “Company”) and John Glover (the “Executive”). The Company and Executive wish to amend the Agreement as set forth below. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

A. Section 3 of the Agreement is amended by deleting the date “March 31, 2014” and inserting in its place the date “March 31, 2016”.

B. This letter agreement constitutes an amendment to and a modification of the Agreement and shall for all purposes be considered a part of the Agreement. Except as amended hereby, the Agreement is confirmed and ratified in all respects and shall remain in full force and effect.

Please indicate your agreement with the foregoing by countersigning two copies of this letter agreement in the space provided below and returning one of such copies to us.

Very truly yours,

CASTLE BRANDS INC.

By:	/s/ Richard J. Lampen

Richard J. Lampen President and Chief Executive Officer

The foregoing letter agreement is consented and agreed to as of the date first above written.

By:	/s/ John Glover

John Glover